INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cullen Agricultural Holding Corp. (the “Company”) on Form S-4 of our report dated September 4, 2009, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Cullen Agricultural Holding Corp. and Subsidiary (a development stage company), as of August 31, 2009 and for the period from August 27, 2009 (inception) through August 31, 2009, which reports appear in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, New York
September 4, 2009